EXHIBIT 16

Securities and Exchange Commission
Mail Stop 9-5                                      Direct line: (0171) 303-3783
450 5th Street, N.W.                               Direct fax:  (0171) 303-4784
Washington, D.C. 20549
USA

                                                24 February 1999

Dear Sirs

We have read and agree with the comments in Item 4 of Form 8-K of Capital Media Group Limited dated 24 February 1999, with the exception of the phrases "and in the subsequent interim periods preceding Deloitte & Touche's resignation" in paragraph 2 and "During the most recent fiscal years and any subsequent interim periods, there has been a modification as defined in Regulation
S-B 304 (a)(1)(B)" in paragraph 3. In respect of these phrases alone, we have no basis for agreeing or disagreeing with the phrases.

Yours faithfully

/s/ Deloitte & Touche
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Deloitte & Touche

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